 NEWS RELEASE

For Immediate Release
May 15, 2009

Canwest agrees to sell its Turkish radio stations to Spectrum Medya

WINNIPEG – Canwest Global Communications Corp. announced today that its subsidiary, Canwest Media Inc. (“CMI”) has agreed to sell its indirect interests in four Turkish radio stations.  Completion of the sale is expected to occur on or before June 2, 2009.

Terms of the sale of Super FM, Metro FM, Joy Turk, and Joy FM to Spectrum Medya, a Turkey-based company, were not disclosed. Net proceeds will be applied to reduce obligations under the CMI credit facility.

Forward Looking Statements:
This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com) (TSX: CGS and CGS.A,) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and networks in Canada, New Zealand, Australia, Turkey, Indonesia, Singapore, the United Kingdom and the United States.

For further information:

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com